EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Aida Pharmaceuticals, Inc. and Subsidiaries

We consent to the inclusion in the foregoing Amendment No. 2 to Registration Statement No. 333-147318 on Form SB-2 of our report dated March 20, 2007, relating to the consolidated financial statements of Aida Pharmaceuticals, Inc. (formerly BAS Consulting, Inc.) and Subsidiaries as of and for the years ended December 31, 2006 and 2005, which also appears in the Aida Pharmaceuticals, Inc. Annual Report on Form 10-KSB, for the year ended December 31, 2006, filed with the Securities and Exchange Commission on April 2, 2007. We also consent to the reference to our firm under the caption “Experts”.

/s/ WEINBERG & COMPANY, P.A.

Certified Public Accountants

Boca Raton, Florida

January 22, 2008